EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the "Agreement") is hereby entered into by David J. Hepfinger, for himself and on behalf of his heirs, estate, representatives, successors, assigns and agents ("Mr. Hepfinger"), and Weis Markets, Inc., and its past or present predecessors, successors, affiliates, parents, subsidiaries, related companies, directors, shareholders, benefit plans, assigns, officers, agents, attorneys, employees, former employees, trustees, members and servants, or other individuals in any way related to the above entity (collectively, the "Company"). Mr. Hepfinger and the Company are together referred to herein as the "Parties."

WHEREAS, the Parties have mutually decided to end the employment relationship of Mr. Hepfinger with the Company;

WHEREAS, the Company and Mr. Hepfinger wish to resolve any and all matters between them relating to Mr. Hepfinger's employment and the cessation of that employment;

NOW THEREFORE, in consideration of the promises and covenants set forth below, and in order to govern Mr. Hepfinger's cessation of employment with the Company and to resolve, finally and completely, any and all possible claims and disputes between the Company and Mr. Hepfinger arising from his employment and cessation of employment, the Parties, each intending to be legally bound, hereby agree as follows:

1. Existing Agreements. Except as stated herein, this Agreement will replace and supersede the March 1, 2013 Employment Agreement between Company and Mr. Hepfinger (the "Existing Employment Agreement"), any rights of Mr. Hepfinger under the CEO Incentive Award Plan effective January 1, 2010 (the "CEO Incentive Award Plan"), and any other agreements or rights to compensation pertaining to Mr. Hepfinger's employment by the Company. Notwithstanding the foregoing, the rights and obligations of the parties under Section 7 of the Existing Employment Agreement shall remain in effect, with the agreed modification that the words "except Without Cause Termination or termination by the Executive for Good Reason" shall be deleted from Section 7(b), and the amounts payable to Mr. Hepfinger under this Agreement shall be subject to his compliance with such Section 7.

2. Termination Date. The Company's employment records will reflect that Mr. Hepfinger's employment with the Company terminated on September 21, 2013 (the "Termination Date").

3. Separation from Service. For purposes of this Agreement, the Termination Date and the term "termination," when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a "separation from service" as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended.

4. Consideration. Without Mr. Hepfinger entering into this Agreement, Mr. Hepfinger is not entitled to any of the taxable payments provided for in subsections 4(a) through 4(e), and he shall only obtain such payments upon his executing, and not revoking, the Agreement within thirty (30) days following Mr. Hepfinger's Termination Date. Mr. Hepfinger is not being provided, directly or indirectly, with any election as to the taxable year of payments of any of the following amounts. After timely receipt of a fully signed and dated copy of this Agreement from Mr. Hepfinger, and assuming that Mr. Hepfinger does not revoke the Agreement under Section 12, the Company agrees to:

a.	make monthly payments of $69,628, less (i) deductions and other withholdings required by law and (ii) Mr. Hepfinger's current United Way contribution deduction through December 31, 2013, on the last day of each month commencing October 31, 2013 through December 31, 2014.

b.	make payments, less deductions and other withholdings required by law, in amounts which are calculated by reference to (but not payments pursuant to) what Mr. Hepfinger would have received under the Company's Short Term Incentive Plan effective January 1, 2013 (the "STIP"), as follows: (i) Mr. Hepfinger shall receive a payment on March 15, 2014, if the Compensation Committee of the Company determines that payments are to be made to the senior management of the Company under the terms of the STIP for 2013, based upon the base salary, incentive criteria and incentive targets that exist for Mr. Hepfinger as of the Termination Date, and based upon the same determination of the financial results from 2013 under the STIP as is made by the Compensation Committee for the other senior management of the Company, and (ii) Mr. Hepfinger shall also receive payment on March 15, 2015, if the Compensation Committee of the Company determines that payments are to be made to the senior management of the Company under the terms of the STIP for 2014, based upon the base salary that exists for Mr. Hepfinger as of the Termination Date, and using the same incentive criteria and incentive targets that are used for the senior management of the Company for 2014, and based upon the same determination of the financial results from 2014 under the STIP as is made by the Compensation Committee for the other senior management of the Company.

c.	make payments, less deductions and other withholdings required by law, to Mr. Hepfinger of (i) $2,250,000 on December 31, 2013 and (ii) $1,750,000 on December 31, 2014.

d.	pay the COBRA (Consolidated Omnibus Budget Reconciliation Act) payments on Mr. Hepfinger's behalf for continued medical coverage on a monthly basis commencing October 2013 until December 31, 2016, subject to the payroll deductions related to such coverage as are in effect for Mr. Hepfinger at the Termination Date, to be deducted from the amounts paid to Mr. Hepfinger under Section 4(a).

e.	pay the reasonable cost of a physical examination of the type described in the Company's "Weis Markets Management Examination Program," for Mr. Hepfinger in each of 2013 and 2014, up to a cost of $1,000 for each examination, after presentation of physician's invoice for such examination.

f.	make payments under the Company's Supplemental Executive Retirement Plan in accordance with the terms and conditions of such plan; provided, however, that notwithstanding any contrary provisions of the Supplemental Executive Retirement Plan or any elections made by Mr. Hepfinger under such plan, no payment shall be made to Mr. Hepfinger under the Company's Supplemental Executive Retirement Plan until the first date following the six month anniversary of the Termination Date, and any payments that would have been made to Mr. Hepfinger but for this proviso shall be made to him on such date.

Mr. Hepfinger shall receive his accrued and unpaid salary for September, less the applicable deductions, on the applicable regularly scheduled payroll date following his Termination Date.

Mr. Hepfinger's accrual of all other benefits and all other participation in the Company's 401(k) salary and all other benefit plans will terminate as of the Termination Date.

5. Indemnification. Mr. Hepfinger agrees and acknowledges that he shall be solely responsible for all taxes, assessments, interest, and penalties determined to be due by any federal, state or local government, agency or any other tax authority, court or tribunal, in connection with any payment or payments made pursuant to this Agreement including, but not limited to, any federal, state and local withholding taxes and Social Security taxes. Furthermore, Mr. Hepfinger shall protect, indemnify, defend and hold harmless the Company from and against any and all liability, claims or audits for any taxes, assessments, interest and/or penalties with respect to any payment or payments made pursuant to this Agreement including, but not limited to, federal, state and local withholding taxes and Social Security taxes and also including, but not limited to, reimbursement for legal fees to defend against such liability, claims or audits. Mr. Hepfinger acknowledges that he has not relied on the Company for advice regarding any tax liabilities or consequences.

6. Acknowledgement of Complete and Adequate Consideration. Mr. Hepfinger agrees that he accepts the consideration set forth in Section 4 of this Agreement as adequate and as the full, final and complete settlement of all possible claims which he might have against the Company. Mr. Hepfinger expressly understands, agrees, and covenants that, other than the payments set forth herein, the Company shall not be required to make any further payment, for any reason whatsoever and including any payment of attorneys' fees or costs, to his or to any person, attorney, representative, heir or estate, regarding any claim or right whatsoever which might possibly be asserted by him or on his behalf up to the date he executes this Agreement. Mr. Hepfinger also acknowledges that he would not receive that consideration but for him entering into this Agreement.

7. General Release of All Claims. Mr. Hepfinger hereby expressly and unconditionally releases and forever discharges the Company from any and all claims arising at any time through the date he executes this Agreement, including, but not limited to, all possible claims alleged in, arising out of, or in any way related to: Mr. Hepfinger's employment with the Company; Mr. Hepfinger's Existing Employment Agreement and CEO Incentive Award Plan, Mr. Hepfinger's interactions with the Company's board of directors or employees; Mr. Hepfinger's termination of employment; and any statements made about Mr. Hepfinger by the Company, its board of directors or its employees. This release includes, but is not limited to:

a.	any and all claims under any possible legal, equitable, contract, or tort theory including, but not limited to, any and all claims for breach of contract, wrongful discharge, slander, defamation, intentional infliction of emotional distress, interference with contract, negligent infliction of emotional distress, outrageous conduct, violation of public policy, breach of any other legal or equitable obligation (except breach of this Agreement), assault, battery, and any and all claims for invasion of privacy;

b.	any and all claims under any possible statutory theory, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Employee Retirement Income Security Act of 1974, and any other federal, state, or local law, statute, ordinance, regulation or executive order prohibiting employment discrimination or harassment based on sex, religion, race, color, handicap, disability, retaliation or any other characteristic proscribed by law or relating to leaves of absence;

c.	any and all claims Mr. Hepfinger had, has, or may have, known or unknown, and of whatever kind or nature, against the Company which arose on or before the date he executes this Agreement, including, without limitation, any continuing effects; and

d.	any and all claims for costs, expenses, and fees of any and all attorneys who have at any time or are now representing Mr. Hepfinger in connection with this Agreement or in connection with any matter released by him.

The Parties understand that this Agreement does not prohibit Mr. Hepfinger from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, or the Equal Pay Act. Mr. Hepfinger does, however, waive his right to monetary, injunctive, or other recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with the Company up to the date of the signing of this Agreement, including the termination of his employment. This means that by signing this Agreement, Mr. Hepfinger will have waived any right to obtain a recovery if an administrative agency pursues a claim against the Company based on any actions taken by the Company up to the date of the signing of this Agreement, and that Mr. Hepfinger will have released the Company of any and all claims of any nature arising up to the date of the signing of this Agreement.

Except as provided in this Agreement, Mr. Hepfinger shall have no further right to any salary, bonuses or employee benefits provided by the Company, including without limitation medical or health and welfare plans, bonuses, pension, or similar plans or any other employee benefit plans of the Company.

Mr. Hepfinger does not waive, nor shall this Agreement be construed to waive, any right which is not subject to waiver as a matter of law, claims for vested benefits under, for example, any qualified retirement plan, or any right which arises after the date Mr. Hepfinger executes this Agreement.

8. No Admission of Liability. Mr. Hepfinger expressly understands and agrees that the Company expressly denies that it harmed him or treated him unlawfully, unfairly, or discriminatorily in any way. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be, admissible in any proceeding as evidence of an admission by the Company of any violation of or failure to comply with any federal, state or local law, ordinance, agreement, rule, regulation or order. The preceding sentence does not preclude introduction of this Agreement by the Company to establish that Mr. Hepfinger's claims were resolved and released according to the terms of this Agreement or by the Company to establish any breach of this Agreement.

9. Public Disclosures; Non Disparagement.

(a)	Mr. Hepfinger-- meaning him or anybody acting on his behalf -- will not engage, directly or indirectly, in any publicity or other action or activity to or with any person or entity that adversely affects or reflects upon the Company, its board of directors, officers, employees, agents, and business, including any successor or affiliate of the Company. Mr. Hepfinger understands and agrees that this includes, without limitation, any conversation or activity that could or would foster conflict, negativism, low morale, or an anti-management posture among the Company's employees and/or the public, as well as any untruthful, defamatory, harassing or disparaging communications about the Company, its board of directors, officers, employees, agents, and business, including any successor or affiliate of the Company. This would apply, for instance, to any modification to the Company's strategic plan or management structure. The Company (for purposes of this sentence only defined as any member of senior management with actual knowledge of this Agreement and who is acting on the Company's behalf) likewise agrees that, except as otherwise required by law, including any necessary administrative filings, it will not engage, directly or indirectly, in any publicity or other action or activity to or with any person or entity that reflects adversely upon Mr. Hepfinger or his performance with the Company. Mr. Hepfinger and the Company further agree that these obligations will continue, without termination or expiration, despite the termination or expiration of any other obligation in this Agreement. Mr. Hepfinger acknowledges and agrees that the Company will make the disclosure filings required by the federal securities laws.

(b)	Mr. Hepfinger agrees to keep confidential any proprietary information and other knowledge acquired or otherwise learned from or on behalf of the Company during his employment to the extent such information or knowledge has not been published, has not been disseminated, or is not otherwise a matter of general public knowledge.

10. Return of Information. Mr. Hepfinger agrees to immediately return any and all the Company equipment, documents or other materials (including all copies thereof) -- whether in "hard copy," electronic or other form – including, without limit, all strategic plans, budgets, pricing, and other financial and business information, customer lists and all other customer information, files, software, policy manuals, office supplies, automobile, iphone, ipad, computers, corporate credit card, keys, name tags, and all other the Company property and equipment in his possession or under his control, irrespective of whether such information is considered and kept confidential by and for the Company.

11. Cooperation. Mr. Hepfinger agrees to cooperate fully with the Company in the defense of any claims made by or against the Company by, among other things, making himself periodically available to the Company and its representatives, at reasonable times and on reasonable notice, consistent with Mr. Hepfinger's scheduled professional responsibilities, to discuss and provide assistance concerning such claims to the extent that they relate to services performed by him for the Company or its clients, information known by him, or any alleged act or omission by him. Beyond this, Mr. Hepfinger will remain fully supportive of the Company in all matters, including litigation matters. Nothing in this section, however, will be interpreted to obligate Mr. Hepfinger to violate the law or any legal obligation. Mr. Hepfinger further agrees to cooperate in authorizing and processing any documentation needed by the Company for any other business–related matter and by providing reasonable consulting assistance to his successor at the Company. The Company will reimburse Mr. Hepfinger for his reasonable, out-of-pocket expenses associated with such cooperation, including reasonable travel expenses. All such expenses in excess of $1,000.00, however, must be approved in advance. All reimbursement payments with respect to expenses incurred within a particular year shall be made within fifteen (15) days of receipt from Mr. Hepfinger of evidence of such expenses, and in any event no later than the end of Mr. Hepfinger's taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of Mr. Hepfinger shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation of exchange for another benefit.

12. Consultation with Attorney. Mr. Hepfinger acknowledges that he has been given the opportunity to consider this Agreement for at least twenty-one (21) days, which is a reasonable period of time, and that he has been advised to consult with an attorney in relation thereto prior to signing this Agreement, and that he has in fact consulted with an attorney. Mr. Hepfinger further acknowledges that he has had a full and fair opportunity to confer with his attorney, that he has carefully read and fully understands all of the provisions of the Agreement, and that he has executed it of his own free will, act and deed without coercion and with knowledge of the nature and consequences thereof. If Mr. Hepfinger executes this Agreement in less than twenty-one (21) days, he acknowledges that he has hereby waived his right to the full twenty-one (21) day period. For a period of seven (7) calendar days following the execution of this Agreement, Mr. Hepfinger may revoke this Agreement by delivery of a notice revoking the same within that seven (7) day period (the "Revocation Period") to Pasquale D. Gentile, Jr., Reed Smith LLP, 225 Fifth Avenue, Pittsburgh, PA 15222. If Mr. Hepfinger does not advise the Company that he revokes this Agreement within the Revocation Period, the Agreement shall become effective and be forever enforceable. Mr. Hepfinger understands that if he revokes this Agreement, he will not receive the consideration set forth in this Agreement, including the consideration in Section 4. This Agreement shall not become effective or enforceable until the eighth (8th) day after the date that Mr. Hepfinger signs the Agreement ("Effective Date").

13. Confidentiality Agreement. Mr. Hepfinger expressly understands and agrees that, except as required by law, the following shall be kept completely confidential by him and shall not be revealed to any person or entity: the existence of this Release; its terms and conditions, including that any sums were paid to him; and any and all settlement discussions that have occurred ("Confidential Information"). Mr. Hepfinger shall not discuss, disclose, or reveal any of the Confidential Information directly or indirectly, to any person or entity other than his spouse, lawyer, or the IRS who (prior to disclosure) shall likewise agree to maintain this confidentiality. Mr. Hepfinger warrants that he has not discussed any Confidential Information other than with his spouse or lawyer. In response to any inquiry concerning Mr. Hepfinger's cessation of employment, the parties shall only present the matter as that Mr. Hepfinger has resigned as President and CEO of the Company to pursue other interests. Mr. Hepfinger agrees that any breach of this confidentiality pledge by him or anyone with whom he may share Confidential Information, as determined by a court of law, will enable the Company to recover from Mr. Hepfinger, and Mr. Hepfinger promises to pay, all payments made to him under this Agreement, but that his other promises in this Agreement will remain in effect.

14. Employment and References. Mr. Hepfinger agrees that he shall not apply for or seek employment with the Company now or ever in the future. Mr. Hepfinger also agrees that the Company will never be obligated to employ him. The Company will follow its policy regarding job references. All prospective employers should be referred to the Company's Human Resources Department.

15. Insider Trading Compliance. Until the date which is ninety (90) days after the Effective Date, Mr. Hepfinger shall be subject to the insider trading policy of the Company. Among other things, this means that Mr. Hepfinger shall only sell shares of Company stock during any applicable Company trading windows. After such ninety (90) day period described above, Mr. Hepfinger shall no longer be considered an insider under such insider trading policy and shall be free to buy shares of Company stock or sell his shares of Company stock without being limited to a trading window, subject only to applicable law.

16. Invalidation of Any Term. If any term, condition, clause, or provision of this Agreement is determined by a court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause, or provision as is determined to be void or invalid shall be stricken from this Agreement, and this Agreement shall remain in full force and effect in all other respects at the sole option of the Company.

17. Entire Agreement. The Parties understand, covenant, and agree that this Agreement constitutes the entire agreement relating to the matters stated herein, that there are no other agreements, covenants, promises, or arrangements between Mr. Hepfinger and the Company relating to the matters covered by this Agreement, that the terms and conditions of this Agreement cancel and supersede any prior agreements, promises, representations or understandings that may have existed between Mr. Hepfinger and the Company with respect to all matters covered by this Agreement, that no other promise or inducement has been offered to either Party except as set forth herein, and that this Agreement is binding upon all parties, and their respective heirs, executors, administrators, successors and assigns. Notwithstanding the foregoing, the Parties expressly agree and acknowledge that Section 7 of the Existing Employment Agreement shall remain in full force and effect as modified by Paragraph 1 of this Agreement, and Mr. Hepfinger's agreement to the provisions contained in the Company's Code of Business Conduct and Ethics and Code of Ethics for CEO and CFO shall remain in effect. Any amendment to this Agreement must be in writing and signed by Mr. Hepfinger and the Company to be effective.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflicts of laws.

19. Construction. This Agreement was negotiated between the Parties and shall not be construed against any party.

AGREED:

WEIS MARKETS, INC.

By: /s/ Scott F. Frost	Dated: 09/21/2013
Title:Senior Vice President, Chief Financial Officer and Treasurer

/s/ David J. Hepfinger	Dated: 09/21/2013
David J. Hepfinger